Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
KINGS ROAD ENTERTAINMENT, INC.

Kings Road Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	The name of the corporation is Kings Road Entertainment, Inc. (hereinafter called the “Corporation”).

2.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 52,000,000, of which 50,000,000 shares shall be Common Stock of the par value of $.01 per share and 2,000,000 shares shall be Preferred Stock of the par value of $.01 per share.

A.      Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.      Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

3.
The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Philip Holmes, Chief Executive Officer, on October 27, 2008.

Kings Road Entertainment, Inc.

By:	/s/ Philip Holmes
Name: Philip Holmes Title: Chief Executive Officer